PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION,

DATED JULY 6, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☒

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to Section 240.14a-12

DATA DOMAIN, INC.

(Name of Registrant as Specified in its Charter)

EMC CORPORATION

ENVOY MERGER CORPORATION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED JULY 6, 2009

SPECIAL MEETING OF THE STOCKHOLDERS

OF

DATA DOMAIN, INC.

TO BE HELD ON AUGUST 14, 2009

PROXY STATEMENT

OF

EMC CORPORATION

AND ENVOY MERGER CORPORATION

SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED MERGER OF

DATA DOMAIN, INC. AND NETAPP, INC.

This Proxy Statement (the “Proxy Statement”) and the enclosed BLUE proxy card are furnished by EMC Corporation, a Massachusetts corporation (“EMC”), and Envoy Merger Corporation, a Delaware corporation and wholly-owned subsidiary of EMC (“Envoy”) (for convenience purposes, throughout this Proxy Statement, we sometimes refer to EMC as the party soliciting proxies in connection herewith), in connection with EMC’s solicitation of proxies to be used at a special meeting (the “Special Meeting”) of stockholders of Data Domain, Inc., a Delaware corporation (the “Company”), to be held on August 14, 2009, at 2421 Mission College Blvd., Santa Clara, CA 95054 at 9:00 a.m., local time, and at any adjournments, postponements or reschedulings thereof. Pursuant to this Proxy Statement, EMC is soliciting proxies from holders of shares of common stock, par value $0.0001 per share (the “Shares”), of the Company, to vote “AGAINST” the proposal to adopt the Agreement and Plan of Merger, dated as of May 20, 2009, as amended on June 3, 2009, by and among NetApp, Inc. (“NetApp”), Kentucky Merger Sub One Corporation, Derby Merger Sub Two LLC and the Company (as the same may be amended, the “NetApp Merger Agreement”) which provides for the acquisition of the Company by NetApp by means of a merger of Kentucky Merger Sub One Corporation, a wholly-owned subsidiary of NetApp, with and into the Company, with the Company as the interim surviving entity, and immediately thereafter, subject to certain conditions, the Company, as the interim surviving entity, merging with and into Derby Merger Sub Two LLC, a wholly-owned subsidiary of NetApp, with Derby Merger Sub Two LLC as the final surviving entity. Unless otherwise specified herein, the merger of the Company with and into Derby Merger Sub Two LLC, taken together with the merger of Kentucky Merger Sub One Corporation with and into the Company, is referred to in this Proxy Statement as the “Proposed NetApp Merger”. The Company has set June 17, 2009 as the record date for determining those stockholders who will be entitled to vote at the Special Meeting (the “Record Date”). The principal executive offices of the Company are located at 2421 Mission College Blvd., Santa Clara, CA 95054.

This Proxy Statement and the enclosed BLUE proxy card are first being mailed to the Company’s stockholders on or about [                    ], 2009.

WE ARE DISTRIBUTING THIS PROXY STATEMENT IN ORDER TO URGE OUR FELLOW STOCKHOLDERS TO VOTE “AGAINST” THE PROPOSED NETAPP MERGER BECAUSE OUR $33.50 PER SHARE ALL-CASH OFFER IS SUPERIOR TO THE PROPOSED NETAPP MERGER. EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO THE COMPANY, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST-DATED PROXY COUNTS. YOU CAN VOTE “AGAINST” THE PROPOSED NETAPP MERGER BY VOTING “AGAINST” EACH PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING AND SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR BY VOTING VIA THE INTERNET OR TELEPHONE AS DESCRIBED HEREIN.

On June 1, 2009, EMC publicly announced that it had made a proposal (the “Proposal”) to the Company to acquire by means of a tender offer all of the outstanding Shares of the Company. On June 2, 2009, we commenced a tender offer for all of the outstanding Shares (the “Offer”) on the basis of the economic terms set forth in the Proposal. As of the last trading day prior to the announcement of our original Proposal, our original Proposal represented a 20% premium to the value of the Proposed NetApp Merger as of such date and a 13.85% premium over $26.35, which was the closing price of the Shares on such date. On June 3, 2009, in response to our original Offer, the Company and NetApp announced they had amended the NetApp Merger Agreement. Under the terms of the amended agreement, for each outstanding Share, the Company’s stockholders would receive consideration of approximately $30.00 per Share, consisting of $16.45 in cash and approximately $13.55 in NetApp common stock. On June 15, 2009, the Company filed a Schedule 14D-9 (the “Company’s Schedule 14D-9”) with the Securities and Exchange Commission (the “SEC”) in which the Company’s board of directors (the “Company Board”) recommended that the Company’s stockholders reject our original Offer and reaffirmed its support of the Proposed NetApp Merger.

On July 6, 2009, we increased our Offer price to $33.50 per Share and eliminated all deal protection provisions that could impede the maximization of stockholder value contained in the NetApp Merger Agreement, including the no solicitation section and the break-up fee obligation. Our increased Offer price represents an 11.7% premium to the value of the Proposed NetApp Merger and a 34% premium to the original price the Company committed to in the NetApp transaction.

Pursuant to the terms of the NetApp Merger Agreement, the Company is permitted to terminate the NetApp Merger Agreement prior to the Special Meeting in order to enter into a definitive agreement for a superior proposal made by another party and is also permitted to terminate the NetApp Merger Agreement if the requisite stockholder vote is not obtained at the Special Meeting. Our all-cash Offer of $33.50 per Share is superior to the approximately $30.00 per Share, part-cash, part-stock, consideration offered in the Proposed NetApp Merger. Our Offer represents an 11.7% premium to the consideration offered in the Proposed NetApp Merger.

Our Offer is not subject to a financing, due diligence or regulatory contingency, and we will use existing cash balances to finance the transaction. Furthermore, our Offer does not contain any deal protection provisions that could impede the maximization of stockholder value contained in the NetApp Merger Agreement, including provisions related to non-solicitation and provisions providing for a break-up fee obligation. However, our Offer is subject to a number of conditions, including the tender by the Company’s stockholders of at least that number of Shares that, when added to the Shares then owned by EMC or any of its subsidiaries, shall constitute a majority of the outstanding Shares on a fully-diluted basis (not including Shares tendered pursuant to procedures for guaranteed delivery), the termination of the NetApp Merger Agreement, the inapplicability of Section 203 of the General Corporation Law of the State of Delaware (the “Delaware Law”) and the entry by the Company into a definitive merger agreement with us. Each of the conditions to the Offer is set forth in full in Section 14 — “Conditions of the Offer” of our Offer to Purchase (the “Offer to Purchase”), a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by EMC and Envoy with the SEC on June 2, 2009 (as amended, the “Schedule TO”). As discussed in more detail below, even if the NetApp Merger Agreement is rejected by the Company’s stockholders, there is no guarantee that the Company’s stockholders will accept our Offer and that the other conditions to our Offer will be met and, therefore, the result could be that the Company would remain independent of both NetApp and EMC.

The Offer is being made pursuant to the Offer to Purchase and the related Letter of Transmittal. The Offer to Purchase describes the Offer more particularly, including conditions of the Offer and certain federal income tax consequences of the Offer. See Section 1 — “Terms of the Offer”, Section 5 — “Certain Tax Considerations” and Section 14 — “Conditions of the Offer” of the Offer to Purchase. The expiration date of the Offer is July 17, 2009.

IMPORTANT

WE ARE NOT ASKING YOU TO VOTE ON OR APPROVE OUR OFFER AT THIS TIME. HOWEVER, A VOTE “AGAINST” THE PROPOSED NETAPP MERGER WILL SEND A CLEAR MESSAGE TO THE COMPANY BOARD THAT YOU WANT OUR OFFER TO SUCCEED AND THAT YOU WANT TO RECEIVE THE 11.7% PREMIUM OUR OFFER PROVIDES OVER THE PROPOSED NETAPP MERGER.

EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO THE COMPANY, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST-DATED PROXY COUNTS. VOTE “AGAINST” THE PROPOSED NETAPP MERGER BY VOTING “AGAINST” EACH PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING AND SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR PROXY CARD IS MAILED IN THE UNITED STATES. THEREFORE, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TO US. ALTERNATIVELY, IF YOU ARE A REGISTERED HOLDER, YOU MAY VOTE “AGAINST” THE PROPOSED NETAPP MERGER VIA THE INTERNET, BY ACCESSING THE WORLD WIDE WEB SITE [                    ] AND FOLLOWING THE INSTRUCTIONS, OR TELEPHONE, BY CALLING TOLL-FREE IN THE UNITED STATES OR CANADA BY DIALING [            ] AND FOLLOWING THE INSTRUCTIONS. IF YOU HOLD YOUR SHARES IN “STREET-NAME”, YOU MAY ALSO BE ABLE TO VOTE BY INTERNET OR TELEPHONE BY ACCESSING THE WORLD WIDE WEB SITE [                    ] AND FOLLOWING THE INSTRUCTIONS OR BY CALLING TOLL-FREE IN THE UNITED STATES OR CANADA BY DIALING [            ] AND FOLLOWING THE INSTRUCTIONS, RESPECTIVELY.

IF YOU WISH TO PARTICIPATE IN THE OFFER, YOU MUST TENDER YOUR SHARES PURSUANT TO THE OFFER PRIOR TO THE EXPIRATION OF THE OFFER. YOUR VOTE AGAINST THE NETAPP MERGER AGREEMENT AND THE PROPOSED NETAPP MERGER DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE OFFER, AND YOUR FAILURE TO VOTE AGAINST THE NETAPP MERGER AGREEMENT AND THE PROPOSED NETAPP MERGER DOES NOT PREVENT YOU FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER. TENDERING SHARES WILL NOT CONSTITUTE THE GRANT OF A PROXY IN CONNECTION WITH THE PROPOSED NETAPP MERGER.

YOUR VOTE IS IMPORTANT NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

THIS PROXY STATEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE COMPANY. EMC AND ENVOY HAVE FILED WITH THE SEC THE SCHEDULE TO CONTAINING THE OFFER TO PURCHASE, FORMS OF LETTERS OF TRANSMITTAL AND OTHER DOCUMENTS RELATING TO THE OFFER, AND THESE DOCUMENTS HAVE BEEN MAILED TO THE COMPANY’S STOCKHOLDERS THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER AND THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THEM. EMC AND ENVOY WILL PREPARE AND FILE WITH THE SEC A DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED NETAPP MERGER AGREEMENT AND OTHER RELATED MATTERS AND MAY FILE OTHER PROXY SOLICITATION MATERIAL IN CONNECTION THEREWITH. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER PROXY SOLICITATION MATERIAL, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. EACH SUCH PROXY STATEMENT WILL BE FILED WITH THE SEC. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY EMC WITH THE SEC AT THE SEC’S WEBSITE (WWW.SEC.GOV) OR BY DIRECTING SUCH REQUESTS TO MORROW & CO., LLC, THE INFORMATION AGENT FOR THE OFFER, AT (203) 658-9400 (COLLECT) OR (800) 662-5200 (TOLL-FREE) OR EMC.INFO@MORROWCO.COM (EMAIL).

REASONS TO VOTE “AGAINST” THE PROPOSED NETAPP MERGER

EMC is soliciting proxies from the Company’s stockholders in opposition to the Proposed NetApp Merger and specifically “AGAINST” the proposal to adopt the NetApp Merger Agreement and to approve the Proposed NetApp Merger. EMC urges all of the Company’s stockholders to vote “AGAINST” the Proposed NetApp Merger for the following reasons:

•	A vote “AGAINST” the Proposed NetApp Merger preserves your opportunity to receive the HIGHER PRICE for your Shares contemplated by our Offer.

Our all-cash Offer of $33.50 per Share is superior to the approximately $30.00 per Share, part-cash, part-stock, consideration offered in the Proposed NetApp Merger. Our Offer represents an 11.7% premium to the consideration offered in the Proposed NetApp Merger and because the consideration in our Offer consists entirely of cash, our Offer also provides the Company’s stockholders greater price certainty than the part-cash, part-stock consideration offered in the Proposed NetApp Merger. The long-term value of the stock portion of the consideration offered in the Proposed NetApp Merger is dependent on the future performance of NetApp and the stock portion of the consideration is also subject to a collar mechanism which could result in the Company’s stockholders receiving less than $13.55 worth of NetApp common stock and less than $30.00 per Share of total merger consideration.

The stock portion of the consideration offered to the Company’s stockholders pursuant to the NetApp Merger Agreement represents approximately 45% of the consideration to be received by the Company’s stockholders pursuant to the terms of the Proposed NetApp Merger. However, the future performance of NetApp and NetApp’s common stock is subject to the risk that the potential growth and perceived synergies that NetApp might realize in a business combination with the Company will not be achieved following the completion of the merger. If such anticipated growth or synergies are not achieved, then the combination of NetApp and the Company may decrease the value of NetApp and thereby affect the long-term value of the NetApp common stock that Data Domain stockholders would receive pursuant to the Proposed NetApp Merger. Pursuant to the NetApp Merger Agreement, if the average price of NetApp’s common stock falls below $17.41 for the relevant period, the Company’s stockholders would receive less than $13.55 worth of NetApp common stock in the Proposed NetApp Merger and therefore, would receive less than $30.00 per Share in total merger consideration

Our all-cash Offer, in addition to providing an 11.7% premium to the consideration offered in the Proposed NetApp Merger, does not expose the Company’s stockholders to any such risks, as it provides the Company’s stockholders with certainty as to the value offered for the Shares. Additionally, our Offer is not subject to a financing, due diligence or regulatory contingency, and we will use existing cash balances to finance the transaction. However, our Offer is subject to a number of conditions, including the tender by the Company’s stockholders of at least that number of Shares that, when added to the Shares then owned by EMC or any of its subsidiaries, shall constitute a majority of the outstanding Shares on a fully-diluted basis (not including Shares tendered pursuant to procedures for guaranteed delivery), the termination of the NetApp Merger Agreement, the inapplicability of Section 203 of the Delaware Law and the entry by the Company into a definitive merger agreement with us. Each of the conditions to the Offer is set forth in full in Section 14 — “Conditions of the Offer” of our Offer to Purchase.

There is no guarantee that the conditions to our Offer will be met. As a result, the Company’s stockholders cannot be guaranteed that the $30.00 per Share price offered in our Offer will be paid to them based solely on their rejection of the Proposed NetApp Merger. However, our Offer is no longer conditioned on any waiting period under the HSR Act or any similar waiting periods under any applicable foreign statutes or regulations having expired or been terminated, and we expect that the Company’s stockholders will tender that number of Shares that, when added to the Shares then owned by EMC or any of its subsidiaries, shall constitute a majority of the outstanding Shares on a fully-diluted basis (not including Shares tendered pursuant to procedures for guaranteed delivery), and that the other conditions to our Offer, including the termination of the NetApp Merger

Agreement and the entry by the Company into a definitive agreement with us, will be, or will be capable of being, satisfied. Therefore, we expect that the transaction contemplated by our Offer would likely be consummated in the third quarter of 2009. However, there are no assurances that this timeframe will be met or that all of the conditions to our Offer will be satisfied. Stockholders should take all of these factors into account when determining the value of our Offer to them.

Information with respect to the range of closing sale prices for the Shares for certain dates and periods is set forth in the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed by NetApp with the SEC on June 4, 2009, as amended on June 17, 2009, June 23, 2009 and July 2, 2009 (the “NetApp-Data Domain Proxy Statement/Prospectus”). EMC urges stockholders to obtain a current market quotation for the Shares.

•	A vote “AGAINST” the Proposed NetApp Merger encourages the Board to pursue our SUPERIOR Offer.

If the Company’s stockholders vote AGAINST the Proposed NetApp Merger, the Company will be entitled to terminate the NetApp Merger Agreement in accordance with its terms and will accordingly be free to enter into discussions with EMC and enter into our definitive merger agreement providing for a higher price for Company stockholders.

The Section entitled “Data Domain Proposal 1 — The Merger — Background of the Merger” in the NetApp-Data Domain Proxy Statement/Prospectus discloses that in early 2009, Mr. Slootman and a representative of Goldman Sachs & Co. had ongoing discussions of potential strategic transactions involving the Company. In early May 2009, EMC arranged a meeting between Joe Tucci, EMC’s Chairman, President and Chief Executive Officer, and Mr. Slootman for the purpose of discussing the possibility of a business combination with the Company. However, even though the Company’s Board apparently decided to put the Company up for sale, the meeting with EMC was cancelled and, based on the disclosure set forth in the NetApp-Data Domain Proxy Statement/Prospectus, it appears that the Company chose to hold direct discussions only with NetApp in connection with any potential business combination, effectively shutting out EMC and any other potential suitors.

The actions of the Company Board relating to the Company’s entry into the NetApp Merger Agreement and support of the Proposed NetApp Merger have sparked litigation and charges that the Company Board is breaching its fiduciary duties. According to the Company’s Schedule 14D-9, on June 15, 2009, a lawsuit was filed in Delaware Chancery Court against the Company Board and NetApp alleging that the Company Board breached its fiduciary duties in connection with the Pending NetApp Merger and that NetApp aided and abetted such breach and on June 22, 2009 another lawsuit was filed in the Superior Court of the State of California, County of Santa Clara, against the Company Board, the Company, NetApp and two NetApp subsidiaries, making similar allegations. According to the Company’s Schedule 14D-9, the plaintiffs in both lawsuits are seeking unspecified damages and other monetary relief, preliminary and permanent injunctive relief against the Proposed NetApp Merger, and costs and attorneys’ fees.

Our Offer does not contain any deal protection provisions that could impede the maximization of stockholder value contained in the NetApp Merger Agreement, including provisions related to non-solicitation and provisions providing for a break-up fee obligation. We believe deal protections are no longer appropriate for EMC or any other party, including NetApp, in light of the existing strategic interest in Data Domain and the Data Domain board’s fiduciary duties.

Our increased Offer price represents an 11.7% premium to the value of the Proposed NetApp Merger and a 34% premium to the original price the Company committed to in the NetApp transaction.

In addition to the higher value it delivers to the Company’s stockholders, our Offer provides a number of significant benefits for the Company’s stockholders. The consideration in our Offer consists entirely of cash, providing the Company’s stockholders greater price certainty than the part-cash, part-stock consideration offered in the Proposed NetApp Merger. The long-term value of the stock portion of the consideration offered in the Proposed NetApp Merger is dependent on the future performance of NetApp and the stock portion of the consideration is also subject to a collar mechanism which could result in the Company’s stockholders receiving less than $13.55 worth of NetApp common stock and, as a result, less than $30.00 per Share of total merger consideration. Additionally, our Offer is not subject to a financing, due diligence or regulatory contingency, and we will use existing cash balances to finance the transaction.

Unless the Company’s stockholders vote “AGAINST” the Proposed NetApp Merger, the Company’s stockholders may not have the opportunity to benefit from our Offer. Pursuant to the terms of the NetApp Merger Agreement, following the Special Meeting, the Company is prohibited from terminating the NetApp Merger Agreement in order to pursue our Offer unless the Company’s stockholders vote “AGAINST” the Proposed NetApp Merger. Our Offer is conditioned, among other things, on the Company terminating the NetApp Merger Agreement and entering into a definitive merger agreement with us. Consequently, the Company’s stockholders may not have the opportunity to benefit from our Offer if the Special Meeting is held unless the Company’s stockholders vote “AGAINST” the Proposed NetApp Merger.

•	A vote “AGAINST” the Proposed NetApp Merger stops the Company Board’s attempt to sell the Company for inferior consideration.

We believe that the Company Board, in evaluating any strategic transaction of the type contemplated by the Proposed NetApp Merger, has an obligation to consider available alternative transactions beforehand, communicate these alternatives clearly to the Company’s stockholders and act to maximize value for its own stockholders, whether on a long-term or short-term basis, and has failed to do so in this case. On June 1, 2009 (the last trading day prior to the announcement of our original Proposal), our original Offer represented a 20% premium to the original value of the Proposed NetApp Merger as of such date and a 13.85% premium over $26.35, which was the closing price of the Shares on such date. In response to our original Offer, without engaging in negotiations with EMC, NetApp and the Company announced that the NetApp Merger Agreement had been revised to provide that the Company’s stockholders would receive consideration of approximately $30.00 per Share, consisting of $16.45 in cash and approximately $13.55 in NetApp common stock. On July 6, 2009, we increased our Offer price to $33.50 per Share, an 11.7% premium to the consideration offered in the Proposed NetApp Merger. Given that NetApp common stock, and its long-term value, is a key component of the Proposed NetApp Merger consideration, we believe you should consider that, since January 1, 2000 and through June 1, 2009 (the last trading day prior to the announcement of our Proposal), NetApp’s common stock has depreciated 50.2%.

Our all-cash Offer of $33.50 per Share is superior to the approximately $30.00 per Share, part-cash, part-stock, consideration offered in the Proposed NetApp Merger.

On June 15, 2009, prior to the increase of our Offer price, the Company Board recommended that the Company’s stockholders reject our Offer and reaffirmed its support of the Proposed NetApp Merger. The Company Board has yet to express an opinion as to our revised Offer. We urge you to contact the Company Board and urge them to recommend our Offer.

Pursuant to the terms of the NetApp Merger Agreement, the Company is permitted to terminate the NetApp Merger Agreement prior to the Special Meeting in order to enter into a definitive agreement for a superior proposal made by another party and is also permitted to terminate the NetApp Merger Agreement if the requisite stockholder vote is not obtained at the Special Meeting. Our Offer is superior to the Proposed NetApp Merger. As such, pursuant to the terms of the NetApp Merger Agreement, the Company Board may, subject to certain conditions, terminate the NetApp Merger Agreement. Voting “AGAINST” the Proposed NetApp Merger will send a clear message that you want our superior Offer to succeed and that you want the Company to terminate the NetApp Merger Agreement.

•	A vote “AGAINST” the Proposed NetApp Merger rejects a transaction which favors the Company’s executive officers and directors over its stockholders.

The NetApp-Data Domain Proxy Statement/Prospectus filed in connection with the Proposed NetApp Merger discloses that the Company’s executive officers and directors have personal and financial interests in the Proposed NetApp Merger that are different from, or in addition to, those of the Company’s stockholders generally. The NetApp-Data Domain Proxy Statement/Prospectus indicates that as part of the discussions between NetApp and the Company, NetApp informed Aneel Bhusri, the Chairman of the Company Board, of the potential for a role on the NetApp board of directors for Mr. Bhusri and a role in the management of NetApp for Frank Slootman, the Company’s President and Chief Executive Officer. We urge you to carefully read the section of the NetApp-Data Domain Proxy Statement/Prospectus entitled “Data Domain Proposal 1 — The Merger — Background of the Merger” for details on the personal enticements that have been offered by NetApp to the directors and executive officers of the Company in the course of negotiations and discussions between NetApp and the Company.

Additionally, pursuant to agreements with the non-employee directors of the Company, namely Mr. Bhusri, Ronald Bernal, Ronald Codd, Reed Hundt, Kai Li, Jeffrey Miller and Scott Sandell, certain of their awards of Company stock options and restricted stock will fully vest in the event the Proposed NetApp Merger is consummated. The aggregate value of the stock options and restricted stock held by such directors that would fully vest in the event the Proposed NetApp Merger is consummated is $10,137,705. We urge you to carefully read the section of the NetApp-Data Domain Proxy Statement/Prospectus entitled “Data Domain Proposal 1 — The Merger — Data Domain Officers and Directors Have Financial Interests in the Merger” for the details on these payments to the Company’s directors, as well as other benefits to the Company’s executive officers that would result from the consummation of the Proposed NetApp Merger. You should additionally be aware that under our proposed transaction, pursuant to agreements with the non-employee directors of the Company, certain of their awards of Company stock options and restricted stock will fully vest.

VOTE “AGAINST” THE PROPOSED NETAPP MERGER AND THE PROPOSED NETAPP MERGER AGREEMENT TODAY BY SIGNING, DATING AND RETURNING YOUR BLUE PROXY CARD. REGISTERED HOLDERS MAY VOTE VIA THE INTERNET, BY ACCESSING THE WORLD WIDE WEB SITE [                    ], OR TELEPHONE, BY CALLING TOLL-FREE IN THE UNITED STATES OR CANADA BY DIALING [            ]. STOCKHOLDERS WHO HOLD THEIR SHARES IN “STREET-NAME” MAY VOTE VIA THE INTERNET, BY ACCESSING THE WORLD WIDE WEB SITE [                    ], OR TELEPHONE, BY CALLING TOLL-FREE IN THE UNITED STATES OR CANADA BY DIALING [            ].

DO NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM THE COMPANY. EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD FURNISHED BY THE COMPANY, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY OR VOTING VIA THE INTERNET OR TELEPHONE AS DESCRIBED ABOVE.

WE URGE YOU TO SEND THE COMPANY BOARD A CLEAR MESSAGE THAT A SALE TO NETAPP FOR INADEQUATE CONSIDERATION IS NOT A DESIRED OUTCOME AND THAT THEY SHOULD TAKE ALL NECESSARY STEPS TO MAXIMIZE STOCKHOLDER VALUE. VOTE “AGAINST” THE PROPOSED NETAPP MERGER AND THE PROPOSED NETAPP MERGER AGREEMENT TODAY.

BACKGROUND OF THE SOLICITATION

In early May 2009, EMC and the Company arranged a meeting between Messrs. Tucci and Slootman. At the meeting, EMC intended to discuss the possibility of a business combination with the Company. However, the meeting was cancelled by the Company.

On May 20, 2009, the Company announced that it had entered into a definitive agreement to be acquired by NetApp for consideration of approximately $25.00 per Share, consisting of $11.45 in cash and approximately $13.55 in NetApp common stock. The NetApp-Data Domain Proxy Statement/Prospectus provides a summary of the events leading to NetApp and the Company entering into the NetApp Merger Agreement.

In the afternoon of June 1, 2009, Mr. Tucci telephoned Mr. Slootman to inform him of EMC’s intent to commence the Offer. After leaving Mr. Slootman a message with regard to the Offer, and immediately preceding EMC’s issuance of a press release announcing its intention to commence the Offer, Mr. Tucci delivered, along with a form of Agreement and Plan of Merger that EMC was prepared to sign (the “EMC Merger Agreement”), the following letter addressed to Mr. Slootman:

June 1, 2009

Mr. Frank Slootman

President and Chief Executive Officer

Data Domain, Inc.

2421 Mission College Boulevard

Santa Clara, California 95054

Dear Frank:

On behalf of EMC, I am pleased to submit to you and your Board of Directors a proposal to acquire Data Domain which is substantially superior to the NetApp proposal. We are highly impressed with your business and your team, and we are confident that a business combination will deliver substantial benefits to your company’s stockholders, customers, employees and partners. We are disappointed that we were not given an opportunity to explore a business combination prior to the announcement of your proposed transaction with NetApp, particularly since I believe you should have been aware of our interest.

EMC proposes to acquire all outstanding Data Domain common stock for $30.00 per share in cash. This price represents a 20% premium to NetApp’s cash and stock offer and is a Superior Proposal as defined in your merger agreement with NetApp. The Board of EMC has unanimously approved this proposal.

EMC’s proposal is not subject to any financing or due diligence contingency, and we will use existing cash balances to finance the transaction.

In order to consummate this transaction quickly, we intend to effect a first step tender offer for all outstanding Data Domain common stock followed by a second step merger for any remaining shares. We are enclosing with this letter a form of agreement to effect our proposed transaction which is substantially identical to the agreement between you and NetApp except as to our superior price and except for changes reflecting our faster two-step structure. We are prepared to execute this agreement immediately upon your Board of Directors’ determination that EMC has made a Superior Proposal as provided in the merger agreement with NetApp. We are utilizing the two-step structure to enable us to pay Data Domain’s stockholders as quickly as possible after signing a definitive agreement, and to further expedite this timing, we are promptly commencing the tender offer. Consistent with the terms of your agreement with NetApp, we expect to follow the process set forth in the Annex to this letter to enter into a signed agreement with Data Domain as quickly as possible.

In comparison to your proposed transaction with NetApp, EMC’s proposal represents a far superior alternative for your stockholders.

•	EMC’s proposal provides higher absolute value for each Data Domain share.

•	As an all cash offer, EMC’s proposal offers greater certainty of value.

•	With a tender offer structure, EMC’s transaction offers a faster time to close.

A transaction with EMC also represents a far more compelling alternative to your customers, employees and partners. For example:

•

The customer use cases for Data Domain’s data deduplication technologies and EMC’s existing data deduplication technologies are generally distinct. The combination of Data Domain’s leading target-based deduplication technologies and EMC’s leading source-based deduplication technologies will allow the combined company to address the broad range of customers’ data protection needs in a unified and complementary way. The marketplace for storage software solutions is complex, dynamic and highly competitive. Having superior deduplication technology solutions that combine the strengths of Data Domain and EMC in this storage software marketplace will help customers better achieve their needs as the market continues to evolve.

•

EMC’s world-class sales organization of approximately 9,000 professionals in over 400 offices around the globe, its extensive network of several thousand partners and its strong relationships with many of the premier enterprises worldwide will dramatically accelerate the deployment of Data Domain’s solutions.

•

The combination of Data Domain’s and EMC’s technologies will provide the basis for the next-generation of disk-based back-up and archiving solutions for customers by providing functionally superior and cost-effective alternatives to tape-based information backup.

•

Next-generation disk-based back-up and archiving solutions represent key enabling technologies for the build-out and customer use of true high-reliability cloud computing infrastructures for both enterprises’ own virtualized data centers (“private” clouds) and third party providers (“public” clouds).

We will maintain the senior management team under your leadership and operate Data Domain as a product division within EMC. As a part of EMC, Data Domain will have access to EMC’s superior global resources and we will enhance this division with additional EMC technology, products and capital. The combination with EMC represents a unique opportunity for your management team and employees to benefit from the greater resources of EMC and to become important leaders within a larger organization committed to leadership in next-generation information infrastructure solutions.

EMC has a long and distinguished track record of skillfully acquiring and integrating leading technology companies. Because of our considerable experience, I am confident that we can successfully integrate our companies, retain the talented employees of Data Domain and realize the full potential of this combination.

We look forward to executing the definitive agreement attached.

Very truly yours,

/S/ JOSEPH M. TUCCI
Joseph M. Tucci
Chairman, President and Chief Executive Officer
EMC Corporation

ANNEX

Summary of the Prompt Process to Enter into a Signed Agreement with EMC

•	EMC is delivering with this offer a definitive merger agreement to acquire all outstanding Data Domain common stock at $30.00 per share in cash.

•

This definitive merger agreement is substantially identical to the Data Domain/NetApp merger agreement already found acceptable to Data Domain’s Board of Directors, with no material changes other than our superior price except those changes necessary to accommodate a first-step tender offer which will expedite payment to Data Domain stockholders.

•

EMC is prepared to execute the merger agreement immediately upon Data Domain’s Board of Directors’ determination that EMC has made a Superior Proposal, as provided in the NetApp merger agreement. EMC’s merger agreement will then be subject to acceptance by Data Domain’s Board of Directors taking the necessary corporate action to authorize its execution on behalf of Data Domain, and such execution occurring.

•

EMC is not seeking any review of information from Data Domain in advance of Data Domain accepting EMC’s merger agreement, beyond what is publicly available, including what is reflected in the representations and warranties contained in the Data Domain/NetApp merger agreement. Nor is EMC requesting that Data Domain enter into discussions or negotiations with EMC. Accordingly, there is no need for EMC to enter into a confidentiality and standstill agreement with Data Domain.

•

Upon receipt of the EMC merger agreement, Data Domain’s Board of Directors will review it and, given its terms relative to the Data Domain/NetApp merger agreement, will determine that it constitutes a Superior Proposal and that the failure to change its recommendation is reasonably likely to be a breach of its fiduciary duties.

•	In connection with considering whether EMC’s merger agreement is a Superior Proposal, Data Domain will comply with all notice requirements under the Data Domain/NetApp merger agreement.

•

Upon determining that EMC’s merger agreement constitutes a Superior Proposal, Data Domain’s Board of Directors will immediately give NetApp five business days’ written notice of the details of EMC’s proposal and that Data Domain’s Board of Directors intends to terminate the Data Domain/NetApp merger agreement in favor of the EMC transaction.

•

At the end of the notice period, unless NetApp has made a proposal at least as favorable to Data Domain as the EMC merger agreement, Data Domain will determine that EMC’s offer continues to constitute a Superior Proposal and that the failure to terminate the NetApp merger agreement is reasonably likely to be a breach of its Board’s fiduciary duties under Delaware law and concurrently (1) terminate the Data Domain/NetApp merger agreement, (2) execute the EMC merger agreement and (3) pay to NetApp the termination fee.

•	EMC will continue its tender offer as provided in the merger agreement and the terms and conditions of the tender offer.

On June 2, 2009, EMC and Envoy commenced the Offer and filed the Schedule TO with the SEC.

On the morning of June 3, 2009, NetApp announced that in light of the Offer, NetApp was revising its proposal to acquire the Company to provide that the consideration to be paid to the Company’s stockholders pursuant to the NetApp Merger Agreement would be approximately $30.00 per share, consisting of $16.45 in cash and approximately $13.55 in NetApp common stock. Later that day, counsel to the Company telephoned counsel to EMC and confirmed the Company’s receipt of EMC’s materials and communications relating to the Offer, noted the constraints imposed on the Company pursuant to the NetApp Merger Agreement and stated that the Company would be prepared to provide non-public information and enter into discussions with EMC conditioned on EMC entering into a confidentiality and standstill agreement, the form of which would be provided by the Company. Additionally, counsel to the Company informed counsel to EMC that the Company and NetApp had earlier that day executed an amended merger agreement reflecting the terms of NetApp’s revised proposal. In response, counsel to EMC referenced Mr. Tucci’s letter to Mr. Slootman, which described a process for execution of a merger agreement with EMC that would not require the execution of a confidentiality and standstill agreement by EMC.

In the afternoon of June 3, 2009, the Company and NetApp issued a press release announcing that they had executed an amendment to the NetApp Merger Agreement in connection with the revised Proposed NetApp Merger. Later that day, EMC issued a press release reaffirming its view that the Offer is superior to the Proposed NetApp Merger. A copy of the press release is filed as an exhibit to Amendment No. 1 to the Schedule TO filed by EMC and Envoy with the SEC on June 3, 2009.

On June 4, 2009, NetApp filed the NetApp-Data Domain Proxy Statement/Prospectus with the SEC.

On June 9, 2009, EMC issued an open letter to the Company’s employees which was published in the San Jose Mercury News. A copy of the letter is filed as an exhibit to Amendment No. 2 to the Schedule TO filed by EMC and Envoy with the SEC on June 9, 2009.

On June 15, 2009, the Company filed the Company’s Schedule 14D-9 with the SEC in which the Company Board recommended that the Company’s stockholders reject EMC’s cash tender offer at that time. Later that day, EMC issued a press release reaffirming the Offer and its belief that the Offer is superior to the Proposed NetApp Merger. A copy of the press release is filed as an exhibit to Amendment No. 3 to the Schedule TO filed by EMC and Envoy with the SEC on June 15, 2009.

On June 17, 2009, EMC announced that it voluntarily withdrew its notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the Offer and would re-file the notification in order to begin a new 15-day waiting period under the HSR Act. EMC announced that it was taking this procedural step of re-filing its notification in the immediate term to ensure that the FTC has adequate time to review the transaction.

Also on June 17, 2009, NetApp filed an amendment to the NetApp-Data Domain Proxy Statement/Prospectus with the SEC and the Company filed an amendment to the Company’s Schedule 14D-9.

On June 23, 2009, NetApp filed an amendment to the NetApp-Data Domain Proxy Statement/Prospectus with the SEC.

On June 24, 2009, the Company filed an amendment to the Company’s Schedule 14D-9.

On June 26, 2009, EMC and Envoy filed an amendment to the Schedule TO with the SEC.

On July 2, 2009, the Federal Trade Commission granted early termination of the waiting period applicable to the Offer under the HSR Act. Accordingly, the Antitrust Condition set forth in the Offer to Purchase as filed by EMC and Envoy on June 2, 2009 was satisfied. The Offer is no longer conditioned on any waiting period under the HSR Act or any similar waiting periods under any applicable foreign statutes or regulations having expired or been terminated.

Also on July 2, 2009, NetApp filed an amendment to the NetApp-Data Domain Proxy Statement/Prospectus with the SEC.

On July 6, 2009, NetApp filed a definitive NetApp-Data Domain Proxy Statement/Prospectus with the SEC.

On July 6, 2009, EMC and Envoy announced that they had raised the Offer price to $33.50 per Share and extended the Expiration Date of the Offer until 12:00 midnight, New York City time, on July 17, 2009. Immediately preceding EMC’s announcement that it had raised the price being offered for Shares in the Offer, Mr. Tucci delivered, along with a revised EMC Merger Agreement, signed by EMC and Envoy, reflecting the increased Offer price and the elimination of all deal protection provisions that could impede the maximization of stockholder value, including provisions related to non-solicitation and provisions providing for a break-up fee obligation, the following letter addressed to Mr. Aneel Bhusri, Chairman of the Company Board:

July 6, 2009

Mr. Aneel Bhusri

Chairman of the Board of Directors

Data Domain, Inc.

2421 Mission College Boulevard

Santa Clara, California 95054

Dear Aneel:

On behalf of EMC, I am pleased to submit to you and your Board of Directors this revised proposal to acquire all outstanding Data Domain common stock for $33.50 per share in cash. This price represents a substantial premium to the cash and stock proposal of NetApp and is a Superior Proposal as defined in your merger agreement with NetApp. The Board of Directors of EMC has unanimously approved this proposal.

As with our prior proposal, EMC’s revised proposal is not subject to any financing or due diligence contingency, and we will use existing cash balances to finance the transaction. In addition, we have received all necessary regulatory approvals. We are amending our currently outstanding tender offer to acquire all of the outstanding shares of Data Domain to reflect our higher price.

We enclose a revised definitive agreement that has been executed on behalf of EMC and which reflects our new $33.50 per share, all cash offer. This agreement is substantially identical to the NetApp proposal except as to the fact that the EMC offer:

•	Is materially higher in price;

•	Reflects our faster two-step structure, which will enable you to close almost a month faster than under the NetApp proposal; and,

•	Very importantly, eliminates all deal protection provisions that could further impede the maximization of stockholder value, including the no solicitation section and the break-up fee obligation.

This last point is very significant to you and your stockholders. Data Domain does not have any justification for continuing deal protection provisions for NetApp or any other party given our willingness to proceed without them. It was questionable agreeing to deal protections in your initial agreement with NetApp, when you knew of our interest in acquiring the company. There is no basis for continuing with them now.

We strongly believe that the Data Domain Board of Directors should pledge to eliminate all deal protection provisions that could further impede maximizing stockholder value. Such a commitment would be the proper exercise of the Board’s fiduciary duties to secure a transaction in the best interests of Data Domain stockholders, particularly in light of the EMC proposal described in this letter.

With the early termination last week of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 concluding all regulatory conditions to this transaction, EMC could be in a position to close this transaction and deliver cash to your stockholders in as little as two weeks.

In comparison to your proposed transaction with NetApp, EMC’s proposal represents a far superior alternative for your stockholders.

•	EMC’s proposal provides higher absolute value for each Data Domain share.

•	As an all cash offer, EMC’s proposal offers greater certainty of value.

•

EMC’s definitive agreement does not contain deal protection provisions that could further impede the maximization of stockholder value – including any termination fee – and is more favorable to the stockholders of Data Domain.

•	EMC’s transaction offers a faster time to close of almost a month.

We continue to believe that a business combination with EMC will deliver substantial and superior benefits to your company’s stockholders, customers, employees and partners. Since June 1st, when we submitted to you our prior proposal, we have received wholehearted support from many of your stockholders and customers validating our confidence in these benefits.

We encourage you to accept the merits of our proposal and look forward to your execution of the definitive agreement enclosed.

Very truly yours,

/S/ JOSEPH M. TUCCI
Joseph M. Tucci
Chairman, President and Chief Executive Officer
EMC Corporation

ANNEX

Summary of the Prompt Process to Enter into a Signed Agreement with EMC

(Subject to automatic modification to the extent that NetApp and Data Domain, or a court, take action to eliminate or limit any of the provisions of the amended Data Domain/NetApp merger agreement with which the process below is designed to comply)

•	EMC is delivering with this offer a definitive merger agreement to acquire all outstanding Data Domain common stock at $33.50 per share in cash.

•

This definitive merger agreement is substantially identical to the amended Data Domain/NetApp merger agreement already found acceptable to Data Domain’s Board of Directors, with no material changes other than our superior price except those changes necessary to accommodate a first-step tender offer which will expedite payment to Data Domain stockholders and for the elimination of the no solicitation, break-up fee and other deal protection provisions.

•

EMC’s merger agreement is subject to acceptance by Data Domain’s Board of Directors taking the necessary corporate action to authorize its execution on behalf of Data Domain, and such execution occurring.

•

EMC is not seeking any review of information from Data Domain in advance of Data Domain accepting EMC’s merger agreement, beyond what is publicly available, including what is reflected in the representations and warranties contained in the Data Domain/NetApp merger agreement. Nor is EMC requesting that Data Domain enter into discussions or negotiations with EMC. Accordingly, there is no need for EMC to enter into a confidentiality and standstill agreement with Data Domain.

•

Upon receipt of the EMC merger agreement, Data Domain’s Board of Directors will review it and, given its terms relative to the Data Domain/NetApp merger agreement, will determine that it constitutes a Superior Proposal and that the failure to change its recommendation is reasonably likely to be a breach of its fiduciary duties.

•	In connection with considering whether EMC’s merger agreement is a Superior Proposal, Data Domain will comply with all notice requirements under the Data Domain/NetApp merger agreement.

•

Upon determining that EMC’s merger agreement constitutes a Superior Proposal, Data Domain’s Board of Directors will immediately give NetApp five business days’ written notice of the details of EMC’s proposal and that Data Domain’s Board of Directors intends to terminate the Data Domain/NetApp merger agreement in favor of the EMC transaction.

•

At the end of the notice period, unless NetApp has made a proposal at least as favorable to Data Domain as the EMC merger agreement, Data Domain will determine that EMC’s offer continues to constitute a Superior Proposal and that the failure to terminate the NetApp merger agreement is reasonably likely to be a breach of its Board’s fiduciary duties under Delaware law and concurrently (1) terminate the Data Domain/NetApp merger agreement, (2) execute the EMC merger agreement and (3) pay to NetApp the termination fee.

•	EMC will continue its tender offer as provided in the merger agreement and the terms and conditions of the tender offer.

•

EMC’s delivery of the definitive merger agreement shall be automatically rescinded in the event that the definitive merger agreement has not been executed on behalf of Data Domain and delivered to EMC prior to the expiration of the tender offer.

On July 6, 2009, EMC and Envoy filed this preliminary proxy statement with the SEC with respect to soliciting votes against the approval of the Proposed NetApp Merger.

CERTAIN INFORMATION CONCERNING THE PROPOSED NETAPP MERGER

At the Special Meeting, the Company’s stockholders of record at the close of business on the Record Date will be voting on, among other things, whether to approve the Proposed NetApp Merger, which offers a lower consideration for the Shares than the price offered in our Offer. According to the NetApp-Data Domain Proxy Statement/Prospectus, under the terms of the NetApp Merger Agreement, each issued and outstanding Share will be cancelled and converted into the right to receive, subject to adjustment as described below, a combination of $16.45 in cash, or the cash consideration, without interest and less any required withholding, and a certain number of shares of NetApp common stock, or the stock consideration, and together with the cash consideration, the merger consideration. The number of shares of NetApp common stock issuable in exchange for the Shares will be determined by dividing $13.55 by the closing average, defined as the average closing price of NetApp common stock on the NASDAQ Global Select Market for the 10 consecutive trading days ending on the third trading day immediately prior to the closing date of the merger of Kentucky Merger Sub One Corporation with and into the Company; provided, that if the closing average is less than $17.41, each Share will be exchangeable for 0.7783 shares of NetApp common stock and if the closing average is greater than $21.27, each Share will be exchangeable for 0.637 shares of NetApp common stock. In the event that the exchange ratio is greater than or equal to 0.7006 and less than 0.7783, NetApp, in its sole discretion, may (a) reduce the stock consideration by such amount as NetApp may determine and (b) increase the cash consideration by an amount equal to the product of (i) the amount of such reduction in the stock consideration multiplied by (ii) the closing average. However, NetApp may not reduce the amount of the stock consideration and increase the cash consideration as described in the immediately preceding sentence to the extent that it would reasonably be expected to cause the merger to fail to qualify as a tax-free reorganization under the Internal Revenue Code. In addition, if the aggregate amount of the stock consideration issuable in the merger (including the stock consideration issuable to holders of Company options and restricted stock units) would exceed 19.5% of the outstanding shares of NetApp common stock immediately prior to the effective time of the merger of Kentucky Merger Sub One Corporation with and into the Company, the stock consideration will be decreased to the minimum extent necessary so that no more than 19.5% of the outstanding shares of NetApp common stock will be issued in the merger (with such percentage measured immediately prior to the effective time of the merger of Kentucky Merger Sub One Corporation with and into the Company). In such event, the cash consideration will be increased by an amount equal to the product of (a) the amount of the reduction in the stock consideration multiplied by (b) the closing average. In the event that the stock consideration is decreased in accordance with the immediately preceding sentence, the merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.

The conditions to the consummation of the Proposed NetApp Merger include the following: (1) adoption of the NetApp Merger Agreement and approval of the Proposed NetApp Merger by the Company’s stockholders, (2) receipt of antitrust approvals (which were granted on July 2, 2009), (3) absence of any legal prohibition against the Proposed NetApp Merger or the threat thereof by any governmental authority, (4) effectiveness of the registration statement registering the NetApp common stock to be issued in the Proposed NetApp Merger, (5) approval of the listing of such NetApp common stock on the NASDAQ Global Select Market, (6) accuracy of the representations and warranties of the Company and NetApp set forth in the NetApp Merger Agreement, (7) performance by the Company and NetApp of their respective obligations under the NetApp Merger Agreement in all material respects, (8) absence of any material adverse effect on the Company or NetApp, (9) absence of any governmental action pending or threatened against the Company or NetApp with respect to the Proposed NetApp Merger or seeking to impose any limitations on the ownership or operation by NetApp of all or a portion of the assets of the Company or to compel NetApp to dispose of any portion of its business or assets and (10) delivery of certain certifications by the Company to NetApp and by NetApp to the Company.

As described in the NetApp-Data Domain Proxy Statement/Prospectus, the NetApp Merger Agreement provides that the Company will pay NetApp a termination fee of $57.0 million if any one of the following events occur:

•	(A) an Acquisition Proposal is publicly announced or otherwise becomes generally publicly known after the date of the NetApp Merger Agreement and prior to the date of the Special Meeting, (B) the

NetApp Merger Agreement is terminated by the Company or NetApp under the provision of the NetApp Merger Agreement permitting such termination in the event that the Company’s stockholders have voted not to adopt the NetApp Merger Agreement (or the NetApp Merger Agreement is terminated by the Company after such vote for any other reason), and (C) within twelve months following the termination of the NetApp Merger Agreement, the Company either closes a Specified Acquisition Transaction (as defined below) or enters into a letter of intent, memorandum of understanding or other agreement with any third party providing for a Specified Acquisition Transaction and such Specified Acquisition Transaction or any other Specified Acquisition Transaction is subsequently completed (whether or not such transaction is completed within twelve months following the termination of the NetApp Merger Agreement);

•

(A) an Acquisition Proposal is publicly announced or otherwise becomes publicly known after May 20, 2009 and prior to the date of the Special Meeting, (B) the NetApp Merger Agreement is terminated by the Company or NetApp under the provision of the NetApp Merger Agreement permitting such termination in the event that the merger is not completed by December 31, 2009 (or by NetApp at such later date as described in the section of the NetApp-Data Domain Proxy Statement/Prospectus entitled “The Merger Agreement — Termination of the Merger Agreement”), and (C) within twelve months following the termination of the NetApp Merger Agreement, the Company either closes a Specified Acquisition Transaction or enters into a letter of intent, memorandum of understanding or other agreement with any third party providing for a Specified Acquisition Transaction and such Specified Acquisition Transaction or any other Specified Acquisition Transaction is subsequently completed (whether or not such transaction is completed within twelve months following the termination of the NetApp Merger Agreement);

•

(A) the NetApp Merger Agreement is terminated by NetApp as a result of a Data Domain Triggering Event (a defined below), or (B) the NetApp Merger Agreement is terminated due to a failure of the Company to obtain stockholder approval of the Proposed NetApp Merger and such termination is preceded by a Data Domain Triggering Event (other than the First Data Domain Triggering Event (as defined below)); or

•

the NetApp Merger Agreement is terminated pursuant to a superior proposal termination event (as described in the section of the NetApp-Data Domain Proxy Statement/Prospectus entitled “The Merger Agreement — Termination of the Merger Agreement — Data Domain’s Termination Rights”).

As described in the NetApp-Data Domain Proxy Statement/Prospectus, a “Specified Acquisition Transaction” has the same meaning as an “Acquisition Transaction” except all references to “15%” or “85%” are replaced by “50%”.

As described in the NetApp-Data Domain Proxy Statement/Prospectus, an “Acquisition Transaction” is any transaction or series of related transactions (other than a transaction with NetApp or any of its affiliates) involving: (a) any direct or indirect purchase or other acquisition by any person or group from the Company of 15% or more of the Company’s total outstanding equity interests or voting securities, or any tender offer or exchange offer that, if completed, would result in any person or group beneficially owning 15% or more of the Company’s outstanding equity interests or voting securities; (b) any direct or indirect purchase or other acquisition of 50% or more of any class of equity or other voting securities of one or more of the Company’s subsidiaries that, individually or in the aggregate, generate or constitute 15% or more of the Company’s consolidated net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal year) or assets (measured by the lesser of book value or fair market value thereof as of the date of such transaction), which are referred to as significant subsidiaries; (c) any merger, consolidation, business combination, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving the Company or one or more of its significant subsidiaries, pursuant to which the Company’s stockholders (as a group) or the stockholders of such significant subsidiary would hold less than 85% of the equity interests in or voting securities of the surviving or resulting entity of such transaction; (d) any direct or indirect sale, transfer or disposition of assets (other than in the ordinary course of business) of the Company or one or more of its significant subsidiaries; or (e) any combination of the foregoing that results in one of the effects in clause (a) or (b) above.

As described in the NetApp-Data Domain Proxy Statement/Prospectus, an “Acquisition Proposal” is any indication of interest, offer or proposal relating to an Acquisition Transaction from any person other than NetApp or any of its affiliates.

As described in the NetApp-Data Domain Proxy Statement/Prospectus, a “Data Domain Triggering Event” includes any of the following events: (a) the Company (and, in the case of clause (i), any of its representatives or subsidiaries) breaches or violates in any material respect the provisions of the NetApp Merger Agreement relating to (i) prohibitions on the solicitation of other acquisition proposals (other than an inadvertent breach that does not result in an acquisition proposal), (ii) the Company’s obligation to hold the Special Meeting, or (iii) the Company’s obligations in connection with the Company Board’s recommendation that the Company’s stockholders adopt the NetApp Merger Agreement, which collectively are referred to as the “First Data Domain Triggering Event”; (b) the Company Board or a committee of the Company Board makes a board recommendation change; (c) the Company fails to include in the NetApp-Data Domain Proxy Statement/Prospectus the Company Board’s recommendation in favor of the adoption of the NetApp Merger Agreement; (d) a tender or exchange offer relating to the Shares is commenced and (i) the Company does not issue a public statement (and make applicable SEC filings), within 10 business days, reaffirming the Company Board’s recommendation of the merger and recommending rejection of the tender or exchange offer or (ii) at any time after such 10 business day period, the Company issues a press release or files a Schedule 14D-9 with the SEC relating to the tender or exchange offer that fails to reaffirm the Company Board’s recommendation of the merger and recommendation to reject the tender or exchange offer; (e) the Company Board fails to reaffirm its recommendation in favor of the adoption of the NetApp Merger Agreement within 10 business days after NetApp requests such a reaffirmation; (f) subject to certain limitations, there are inaccuracies of any representation or warranty made by the Company in the NetApp Merger Agreement, provided that if any inaccuracy is curable, NetApp may not terminate the NetApp Merger Agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof; or (g) subject to certain limitations, the Company has breached any of its covenants and obligations under the NetApp Merger Agreement, provided that if any breach is curable, NetApp may not terminate the merger agreement under this provision unless the breach remains uncured for a period of 30 days following notice thereof.

In addition, the NetApp Merger Agreement provides that if the NetApp Merger Agreement is terminated by either NetApp or the Company after the Special Meeting (including any adjournments and postponements thereof) has been held, a final vote on the approval of the merger proposal has been taken and the Company’s stockholders do not approve the Proposed NetApp Merger, the Company will pay NetApp all of NetApp’s out-of-pocket fees and expenses incurred by NetApp and its affiliates on or prior to the valid termination of the NetApp Merger Agreement in connection with the transactions contemplated by the NetApp Merger Agreement, but in no event more than $3 million.

WE ARE DISTRIBUTING THIS PROXY STATEMENT IN ORDER TO URGE OUR FELLOW STOCKHOLDERS TO VOTE “AGAINST” THE PROPOSED NETAPP MERGER BECAUSE OUR $33.50 PER SHARE OFFER IS SUPERIOR TO THE PROPOSED NETAPP MERGER.

CERTAIN INFORMATION CONCERNING EMC AND ENVOY

EMC is a Massachusetts corporation incorporated on October 29, 1986, with principal executive offices at 176 South Street, Hopkinton, Massachusetts 01748. The telephone number of EMC’s principal executive offices is (508) 435-1000. EMC develops, delivers and supports the information technology industry’s broadest range of information infrastructure technologies and solutions. EMC’s Information Infrastructure business supports customers’ information lifecycle management strategies and helps them build information infrastructures that store, protect, optimize and leverage their vast and growing quantities of information. EMC’s Information Infrastructure business consists of three segments — Information Storage, Content Management and Archiving, and RSA Information Security. EMC’s VMware Virtual Infrastructure business, which is represented by a majority equity stake in VMware, Inc., is the leading provider of virtualization solutions that separate the operating system and application software from the underlying hardware to achieve significant improvements in efficiency, availability, flexibility and manageability.

Envoy is a Delaware corporation incorporated on June 1, 2009, with principal executive offices at 176 South Street, Hopkinton, Massachusetts 01748. The telephone number of Envoy’s principal executive offices is (508) 435-1000. To date, Envoy has engaged in no activities other than those incident to its formation and the commencement of the Offer. Envoy is a wholly owned subsidiary of EMC.

The name, business address, current principal occupation or employment, five year material employment history and citizenship of each director and executive officer of EMC and Envoy and certain other information are set forth on Schedule I hereto.

EMC made the following purchases of Shares through a wholly-owned subsidiary through ordinary brokerage transactions at prevailing market prices:

Date of Transaction	Number of Shares Purchased	Price per Share Paid
May 29, 2009	1,080,000	25.1725
June 1, 2009	1,454,697	25.9942

EMC beneficially owns 2,534,697 Shares. According to the NetApp Merger Agreement, as of May 19, 2009, there were 61,539,064 Shares outstanding and 14,231,414 Shares were issuable upon or otherwise deliverable in connection with the exercise of outstanding employee stock options. Based on the foregoing, the Shares that EMC beneficially owns represent approximately 4.1% of the outstanding Shares.

Other than as described above, (a) none of EMC, Envoy or any of the participants set forth in Schedule I beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, other than 3,630 Shares, representing less than 0.1% of the outstanding Shares, owned by William J. Teuber, Jr., EMC’s Vice Chairman, although certain of EMC’s directors and executive officers are limited partners in funds which hold Shares within their portfolios, as to such Shares such directors and executive officers of EMC exercise no voting or dispositive power; and (b) none of EMC, Envoy or any of the participants set forth in Schedule I have any direct or indirect interest in the Proposed NetApp Merger.

As of April 30, 2009, EMC had cash and cash equivalents and short-term investments in the amount of approximately $7.1 billion. EMC expects to have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Shares in the Offer. The Offer is not conditioned upon any financing arrangements. We do not believe our financial condition is relevant to the Company’s stockholder’s decision whether to reject the NetApp Merger Agreement or tender Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in a subsequent merger, and (d) EMC has, and will arrange for Envoy to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in a subsequent merger.

OUR OFFER

Our Offer is described in the Offer to Purchase. Investors and security holders are advised to read the Schedule TO, the Offer to Purchase, all other applicable documents and any amendments or supplements thereto if and when they become available because each contains or will contain importation information.

As of the last trading day prior to the announcement of our original Proposal, our original Proposal represented a 20% premium to the value of the Proposed NetApp Merger as of such date and a 13.85% premium over $26.35, which was the closing price of the Shares on such date. On June 3, 2009, in response to our original Offer, the Company and NetApp amended the NetApp Merger Agreement. Under the terms of the amended agreement, for each outstanding Share, the Company’s stockholders would receive consideration of approximately $30.00 per Share, consisting of $16.45 in cash and approximately $13.55 in NetApp common stock.

On July 6, 2009, we increased our Offer price to $33.50 per Share and eliminated all deal protection provisions contained in the NetApp Merger Agreement that could impede the maximization of stockholder value, including the no solicitation section and the break-up fee obligation. Our increased Offer price represents an 11.7% premium to the value of the Proposed NetApp Merger and a 34% premium to the original price the Company committed to in the NetApp transaction.

In addition to the higher value offered to the Company’s stockholders and the elimination from the proposed EMC Merger Agreement of all deal protection provisions contained in the NetApp Merger Agreement that could impede the maximization of stockholder value, including the no solicitation section and the break-up fee obligation, our Offer provides a number of significant benefits for the Company’s stockholders. The consideration in our Offer consists entirely of cash, providing the Company’s stockholders greater price certainty than the part-cash, part-stock consideration offered in the Proposed NetApp Merger. The long-term value of the stock portion of the consideration offered in the Proposed NetApp Merger is dependent on the future performance of NetApp and the stock portion of the consideration is also subject to a collar mechanism which could result in the Company’s stockholders receiving less than $13.55 worth of NetApp common stock and, as a result, less than $30.00 per Share of total merger consideration.

Additionally, our Offer is not subject to a financing, due diligence or regulatory contingency, and we will use existing cash balances to finance the transaction. However, our Offer is subject to a number of conditions, including the tender by the Company’s stockholders of at least that number of Shares that, when added to the Shares then owned by EMC or any of its subsidiaries, shall constitute a majority of the outstanding Shares on a fully-diluted basis (not including Shares tendered pursuant to procedures for guaranteed delivery), the termination of the NetApp Merger Agreement, the inapplicability of Section 203 of the Delaware Law and the entry into a definitive merger agreement with the Company. Each of the conditions to the Offer is set forth in full in Section 14 — “Conditions of the Offer” of our Offer to Purchase.

There is no guarantee that the conditions to our Offer will be met. As a result, the Company’s stockholders cannot be guaranteed that the $30.00 per Share price offered in our Offer will be paid to them based solely on their rejection of the Proposed NetApp Merger. However, our Offer is no longer conditioned on any waiting period under the HSR Act or any similar waiting periods under any applicable foreign statutes or regulations having expired or been terminated, and we expect that the Company’s stockholders will tender that number of Shares that, when added to the Shares then owned by EMC or any of its subsidiaries, shall constitute a majority of the outstanding Shares on a fully-diluted basis (not including Shares tendered pursuant to procedures for guaranteed delivery) and that the other conditions to our Offer, including the termination of the NetApp Merger Agreement and the entry by the Company into a definitive agreement with us, will be, or will be capable of being, satisfied. Therefore, we expect that the transaction contemplated by our Offer would likely be consummated in the third quarter of 2009. However, there are no assurances that this timeframe will be met or that all of the conditions to our Offer will be satisfied. Stockholders should take all of these factors into account when determining the value of our Offer to them.

In connection with the delivery of our revised Offer to the Company, we delivered a revised EMC Merger Agreement reflecting our increased Offer price and the elimination of all deal protection provisions contained in the NetApp Merger Agreement that could impede the maximization of stockholder value, including the no solicitation section and the break-up fee obligation. We have already signed the revised EMC Merger Agreement. The revised EMC Merger Agreement, and a description thereof, is filed with the SEC on the Schedule TO. For the full terms of the EMC Merger Agreement, we refer you to that filing. It is a condition to the Offer that the Company enter into a definitive merger agreement with EMC and Envoy.

EMC and Envoy are seeking to enter into a definitive agreement with the Company as to a business combination. Subject to applicable law, Envoy expressly reserves the right to terminate or amend the Offer (including amending the number of Shares to be purchased, the Offer price and the consideration to be offered in the proposed merger) in connection with discussions relating to a business combination or upon entering into a merger agreement with the Company. Envoy also expressly reserves the right, subject to applicable law, to negotiate or enter into a merger agreement with the Company not involving a tender offer, pursuant to which Envoy would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by EMC, Envoy and the Company.

OTHER PROPOSALS

In addition to soliciting proxies to approve the Proposed NetApp Merger, the Company Board is also soliciting proxies for the Special Meeting for a proposal to approve any adjournment or postponement of the Special Meeting, including if necessary, to solicit additional proxies in favor of the adoption of the NetApp Merger Agreement and the approval of the Proposed NetApp Merger if there are not sufficient votes for that proposal (the “Adjournment Proposal”). Because the Adjournment Proposal is designed to facilitate the approval of the Proposed NetApp Merger, EMC recommends voting “AGAINST” this proposal.

YOU CAN CAST YOUR VOTE WITH RESPECT TO ALL PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING ON OUR BLUE PROXY CARD. THEREFORE, THERE IS NO NEED TO VOTE ON THE COMPANY’S PROXY CARD.

Other than as set forth above, EMC is not currently aware of any other proposals to be brought before the Special Meeting. Should other proposals be brought before the Special Meeting, the persons named on the BLUE proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of EMC as determined by EMC in its sole discretion, in which event such persons will vote on such proposals in their discretion.

VOTING PROCEDURES

According to the NetApp-Data Domain Proxy Statement/Prospectus, as of the Record Date, there were 62,885,090 Shares entitled to vote at the Special Meeting. EMC currently owns 2,534,697 Shares, which were acquired in open market transactions prior to the Record Date. Mr. Teuber, Jr., EMC’s Vice Chairman, currently owns 3,630 Shares.

According to the NetApp-Data Domain Proxy Statement/Prospectus, the presence, in person or by proxy, of the holders of a majority of the outstanding Shares entitled to vote is necessary to constitute a quorum at the Special Meeting. Abstentions will be counted for the purpose of determining whether a quorum is present.

The adoption of the NetApp Merger Agreement and approval of the Proposed NetApp Merger requires approval of a majority of the total outstanding Shares. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Proposed NetApp Merger.

The Adjournment Proposal requires the approval of a majority of all Shares present and voting at the Special Meeting if a quorum is present. Abstentions will be treated as votes “AGAINST” the Adjournment Proposal but broker non-votes will be treated as votes not cast and will have no effect on the outcome of the Adjournment Proposal.

The Company’s stockholders (a) may vote “AGAINST” one or both of the proposals, (b) may abstain from voting on one or both of the proposals or (c) may vote for one or both of the proposals by marking the proper box on the BLUE proxy card and signing, dating and returning it promptly in the enclosed postage-paid envelope. If a Company stockholder returns a BLUE proxy card that is signed, dated and not marked, that stockholder will be deemed to have voted “AGAINST” the adoption of the NetApp Merger Agreement and approval of the Proposed NetApp Merger and “AGAINST” the Adjournment Proposal. Only the Company’s stockholders (or their duly appointed proxies) of record on the Record Date are eligible to vote in person or submit a proxy.

The Company’s stockholders may also vote via the internet or telephone. Registered Holders may vote via the internet, by accessing the world wide web site [                    ], or telephone, by calling toll-free in the Untied States or Canada by dialing [            ]. Stockholders who hold their shares in “Street-Name” may vote via the internet, by accessing the world wide web site [                    ], or telephone, by calling toll-free in the Untied States or Canada by dialing [            ]

YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON, BY SUBMITTING A DULY EXECUTED, LATER DATED PROXY BY ONE OF THE METHODS PROVIDED ON YOUR ENCLOSED PROXY CARD OR BY SUBMITTING A WRITTEN NOTICE OF REVOCATION TO EITHER (A) EMC, CARE OF MORROW & CO., LLC, 470 WEST AVENUE, STAMFORD, CT 06902, OR (B) THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY AT 2421 MISSION COLLEGE BLVD., SANTA CLARA, CA 95054. A REVOCATION MAY BE IN ANY WRITTEN FORM VALIDLY SIGNED BY THE RECORD HOLDER AS LONG AS IT CLEARLY STATES THAT THE PROXY PREVIOUSLY GIVEN IS NO LONGER EFFECTIVE. STOCKHOLDERS WHO HOLD THEIR SHARES IN A BANK OR BROKERAGE ACCOUNT WILL NEED TO NOTIFY THE PERSON RESPONSIBLE FOR THEIR ACCOUNT TO REVOKE OR WITHDRAW PREVIOUSLY GIVEN INSTRUCTIONS. WE REQUEST THAT A COPY OF ANY REVOCATION SENT TO THE COMPANY OR ANY REVOCATION NOTIFICATION SENT TO THE PERSON RESPONSIBLE FOR A BANK OR BROKERAGE ACCOUNT ALSO BE SENT TO EMC, CARE OF MORROW & CO., LLC, AT THE ADDRESS BELOW SO THAT EMC MAY MORE ACCURATELY DETERMINE IF AND WHEN PROXIES HAVE BEEN RECEIVED FROM THE HOLDERS OF RECORD ON THE RECORD DATE OF A MAJORITY OF THE COMPANY’S SHARES THEN OUTSTANDING. UNLESS REVOKED IN THE MANNER SET FORTH ABOVE, SUBJECT TO THE FOREGOING, DULY EXECUTED PROXIES IN THE FORM ENCLOSED WILL BE VOTED AT THE SPECIAL MEETING ON THE NETAPP MERGER AGREEMENT IN ACCORDANCE WITH YOUR INSTRUCTIONS. IN THE ABSENCE OF SUCH INSTRUCTIONS, SUCH PROXIES WILL BE VOTED “AGAINST” THE PROPOSED NETAPP MERGER.

BY EXECUTING THE BLUE CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

If you have any questions or require any assistance in voting your Shares, please contact:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: emc.info@morrowco.com

DISSENTERS’ RIGHTS

The Company’s stockholders are entitled to appraisal rights in connection with the Proposed NetApp Merger. The procedures required to be followed in order to perfect appraisal rights in connection with the Proposed NetApp Merger are set forth in the NetApp-Data Domain Proxy Statement/Prospectus.

The Company’s stockholders do not have appraisal rights as a result of the Offer. However, if a merger involving the Company and EMC is consummated, the Company’s stockholders who have neither voted in favor of a merger nor consented thereto in writing, and who otherwise under the Delaware Law comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (all such Shares collectively, the “Dissenting Shares”). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration paid in such a merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

If any holder of Shares who demands appraisal under Section 262 of Delaware Law fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in Delaware Law, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Offer. A stockholder may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the merger.

Failure to follow the steps required by Section 262 of Delaware Law for perfecting appraisal rights may result in the loss of such rights.

The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware Law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware Law. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

SOLICITATION OF PROXIES

Except as set forth below, EMC will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of proxies in connection with this solicitation.

Proxies will be solicited by mail, telephone, facsimile, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. Directors, officers and certain employees of EMC, Envoy and the other participants listed on Schedule I hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

EMC has retained Morrow & Co., LLC (“Morrow”) for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which Morrow is to receive a fee up to $[            ] in connection with the solicitation of proxies for the Special Meeting. Up to 40 people may be employed by Morrow in connection with the solicitation of proxies for the Special Meeting. EMC has also agreed to reimburse Morrow for out-of-pocket expenses and to indemnify Morrow against certain liabilities and expenses, including reasonable legal fees and related charges. Morrow will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders. Directors, officers and certain employees of EMC and Envoy may assist in the solicitation of proxies without any additional remuneration. The entire expense of soliciting proxies for the Special Meeting by or on behalf of EMC is being borne by EMC.

If you have any questions concerning this Proxy Statement or the procedures to be followed to execute and deliver a proxy, please contact Morrow at the address or phone number specified above.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” as defined under the federal securities laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (a) EMC and the Company may not enter into any definitive agreement with respect to the proposed transaction; (b) the conditions to the Offer may not be satisfied or waived; and (c) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the SEC. These statements are forward-looking, and actual results may differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. EMC disclaims any obligation to update any forward-looking statements in this Proxy Statement after the date of this release.

OTHER INFORMATION

The information concerning the Company and the Proposed NetApp Merger contained herein has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although EMC has no knowledge that would indicate that statements relating to the Company or the NetApp Merger Agreement contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date EMC has not had access to the full books and records of the Company, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. Accordingly, EMC does not take any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

Pursuant to Rule 14a-5 promulgated under the Securities Exchange Act of 1934, as amended, reference is made to the joint proxy statement/prospectus included in the NetApp-Data Domain Proxy Statement/Prospectus for information concerning the NetApp Merger Agreement, the Proposed NetApp Merger, financial information regarding NetApp, the Company and the proposed combination of NetApp and the Company, the proposals to be voted upon at the Special Meeting, the Shares, the beneficial ownership of Shares by the principal holders thereof, other information concerning the Company’s management, the procedures for submitting proposals for consideration at the next annual meeting of stockholders of the Company and certain other matters regarding the Company and the Special Meeting. See Schedule II for information regarding persons who beneficially own more than 5% of the Shares and the ownership of the Shares by the management of the Company. EMC assumes no responsibility for the accuracy or completeness of any such information.

Except as described herein, EMC is not aware of any other matter to be considered at the Special Meeting. Should other proposals be brought before the Special Meeting, the persons named on the BLUE proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of EMC as determined by EMC in its sole discretion, in which event such persons will vote on such proposals in their discretion.

WE URGE YOU NOT TO RETURN ANY PROXY CARD YOU RECEIVE FROM THE COMPANY. EVEN IF YOU PREVIOUSLY HAVE SUBMITTED A PROXY CARD FURNISHED BY THE COMPANY, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY SIMPLY SIGNING, DATING AND RETURNING

THE ENCLOSED BLUE PROXY CARD TODAY. THEREFORE, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TO US. ALTERNATIVELY, IF YOU ARE A REGISTERED HOLDER, YOU MAY VOTE “AGAINST” THE PROPOSED NETAPP MERGER VIA THE INTERNET, BY ACCESSING THE WORLD WIDE WEB SITE [                    ] AND FOLLOWING THE INSTRUCTIONS, OR TELEPHONE, BY CALLING TOLL-FREE IN THE UNITED STATES OR CANADA BY DIALING [            ] AND FOLLOWING THE INSTRUCTIONS. IF YOU HOLD YOUR SHARES IN “STREET-NAME”, YOU MAY ALSO BE ABLE TO VOTE BY INTERNET OR TELEPHONE BY ACCESSING THE WORLD WIDE WEB SITE [                    ] AND FOLLOWING THE INSTRUCTIONS OR BY CALLING TOLL-FREE IN THE UNITED STATES OR CANADA BY DIALING [            ] AND FOLLOWING THE INSTRUCTIONS, RESPECTIVELY.

WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO THE COMPANY’S BOARD BY VOTING “AGAINST” EACH PROPOSAL AND SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD OR VOTING VIA THE INTERNET OR TELEPHONE TODAY.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

EMC Corporation

Envoy Merger Corporation

[                    ], 2009

IMPORTANT VOTING INFORMATION

1. Regardless of how many shares you own, your vote is very important. If your Shares are held in your own name, please sign, date and return the enclosed BLUE proxy card to EMC, Inc., care of Morrow & Co., LLC, in the postage-paid envelope provided. Alternatively, you may vote “AGAINST” the Proposed NetApp Merger via the internet, by accessing the world wide web site [                    ] and following the instructions, or telephone, by call toll-free in the Untied States or Canada by dialing [            ] and following the instructions.

2. If your shares are held in the name of a brokerage firm or bank nominee, please sign, date and mail the enclosed BLUE proxy card in the postage paid envelope to give your broker or bank specific instructions on how to vote your shares. Alternatively, you may vote “AGAINST” the Proposed NetApp Merger via the internet, by accessing the world wide web site [                    ] and following the instructions, or telephone, by call toll-free in the Untied States or Canada by dialing [            ] and following the instructions. You may also vote by signing, dating and returning the enclosed voting form.

3. Please vote each BLUE proxy card you receive since each account must be voted separately. Only your latest dated proxy counts.

4. Do not sign or return any proxy card you may receive from the Company. If you have already submitted a proxy card received from the Company, it is not too late to change your vote — simply sign, date and return the BLUE proxy card. Only your latest dated proxy will be counted.

5. Only the Company’s stockholders of record on June 17, 2009 are entitled to vote at the Special Meeting. We urge each stockholder to ensure that the holder of record of his or her Share(s) signs, dates and returns the enclosed BLUE proxy card as soon as possible.

If you have any questions or require any assistance in voting your Shares, please contact:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: emc.info@morrowco.com

THIS PROXY STATEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE COMPANY. EMC AND ENVOY HAVE FILED WITH THE SEC THE SCHEDULE TO CONTAINING THE OFFER TO PURCHASE, FORMS OF LETTERS OF TRANSMITTAL AND OTHER DOCUMENTS RELATING TO THE OFFER, AND THESE DOCUMENTS HAVE BEEN MAILED TO THE COMPANY’S STOCKHOLDERS. THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER AND THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THEM. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY EMC WITH THE SEC AT THE SEC’S WEBSITE (WWW.SEC.GOV) OR BY DIRECTING SUCH REQUESTS TO MORROW & CO., LLC, THE INFORMATION AGENT FOR THE OFFER, AT (203) 658-9400 (COLLECT) OR (800) 662-5200 (TOLL-FREE) OR EMC.INFO@MORROWCO.COM (EMAIL).

SCHEDULE I

INFORMATION CONCERNING DIRECTORS, OFFICERS AND OTHER PARTICIPANTS OF EMC AND ENVOY

1. Directors and Executive Officers of EMC

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of EMC. Except as otherwise noted, positions specified are positions with EMC, the current business address is c/o EMC Corporation 176 South Street Hopkinton, MA 01748, and each such person is a citizen of the United States.

Directors

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Michael W. Brown	Mr. Brown has been a Director of EMC since August 2005. From August 1994 until his retirement in July 1997, Mr. Brown served as Vice President and Chief Financial Officer of Microsoft Corporation, a manufacturer of software products for computing devices. He was Vice President, Finance of Microsoft from April 1993 to August 1994. He joined Microsoft in December 1989 and served as Treasurer from January 1990 to April 1993. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP in various positions. Mr. Brown is also a Director of VMware, Inc., the global leader in virtualization solutions, Administaff, Inc., a professional employer organization providing services such as payroll and benefits administration, and Thomas Weisel Partners Group, an investment banking firm.

Randolph L. Cowen	Mr. Cowen has been a Director of EMC since January 2009. He served as co-Chief Administrative Officer of The Goldman Sachs Group, Inc., a global investment, banking, securities and investment management firm, from October 2007 to November 2008, Global Head of Technology and Operations of Goldman Sachs from September 2004 to November 2008 and Chief Information Officer of Goldman Sachs from October 2001 to October 2007.

Michael J. Cronin	Mr. Cronin has been a Director of EMC since May 1990. He has been Chief Executive Officer of Cognition Corporation, an engineering knowledge management company, from 1993 to the present. Mr. Cronin is also Chairman of the Board of Directors of Cognition Corporation. From June 1984 to September 1990, he was Chief Executive Officer and President of Automatix, Inc., an industrial vision and robotics systems manufacturer.

Gail Deegan	Ms. Deegan has been a Director of EMC since July 2002. From February 1996 until her retirement in September 2001, Ms. Deegan served as Executive Vice President and Chief Financial Officer of Houghton Mifflin Company, a publishing company. From February 1995 to February 1996, Ms. Deegan was Senior Vice President of Regulatory and Government Affairs for NYNEX New England, and from November 1991 to January 1995, was Vice President and Chief Financial Officer of New England Telephone. From 1988 to January 1990, Ms. Deegan was Senior Vice President, Chief Financial Officer and Treasurer of Eastern Enterprises, and from February 1990 to May 1991, she was Senior Vice President, Chief Financial Officer and Chief Administrative Officer.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
John R. Egan	Mr. Egan has been a Director of EMC since May 1992. Mr. Egan has been a managing partner and general partner in Egan-Managed Capital, a venture capital firm, since October 1998. From May 1997 to September 1998, he served as Executive Vice President, Products and Offerings of EMC. From January 1992 to June 1996, he served as Executive Vice President, Sales and Marketing of EMC. From October 1986 to January 1992, he served in a number of executive positions with EMC, including Executive Vice President, Operations and Executive Vice President, International Sales. Mr. Egan resigned as an executive officer of EMC in September 1998 and as an employee of EMC in July 2002. Mr. Egan is also a Director of VMware, Inc., the global leader in virtualization solutions, and NetScout Systems, Inc., a provider of network and application performance management solutions.

W. Paul Fitzgerald	Mr. Fitzgerald has been a Director of EMC since March 1991. From January 1988 to March 1995, he was Senior Vice President, Finance and Administration and Chief Financial Officer of EMC. From October 1991 to March 1995, he was also Treasurer of EMC. From January 1985 to January 1988, he was Vice President, Finance of EMC. Mr. Fitzgerald retired as an employee of EMC in October 1995.

Edmund F. Kelly	Mr. Kelly has been a Director of EMC since August 2007. He has served as Chairman of Liberty Mutual Group, a diversified global insurer and the nation’s sixth-largest property and casualty insurer, since 2000, Chief Executive Officer since 1998 and President since 1992. He is also a Director of Liberty Mutual Group and the Bank of New York Mellon Corporation, a global financial services company.

Windle B. Priem	Mr. Priem has been a Director of EMC since December 2001. From July 2001 until his retirement in December 2003, Mr. Priem served as a Vice Chairman of Korn/Ferry International, a global executive recruiting company, and from December 1998 to June 2001, he served as President and Chief Executive Officer of Korn/Ferry. He joined Korn/Ferry in 1976 and held various positions with Korn/Ferry, including Chief Operating Officer from May 1997 to December 1998 and President of the North American region from January 1996 to June 1998. Mr. Priem retired from Korn/Ferry in December 2003. He was also a Director of Korn/Ferry from June 1992 to November 2002.

Paul Sagan	Mr. Sagan has been a Director of EMC since December 2007. He has served as Chief Executive Officer of Akamai Technologies, Inc., a provider of services for accelerating the delivery of content and applications over the Internet, since April 2005 and President since May 1999. Mr. Sagan joined Akamai in October 1998 as Vice President and Chief Operating Officer. Mr. Sagan is also a Director of Akamai.

David N. Strohm	Mr. Strohm has been a Director of EMC since October 2003 and Lead Director since January 2006. He has been a Venture Partner of Greylock Partners, a venture capital firm, since January 2001, and was a General Partner of Greylock from 1980 to 2001. He is also a General Partner of several partnerships formed by Greylock. Mr. Strohm is also a Director of VMware, Inc., the global leader in virtualization solutions, and Successfactors, Inc., a provider of human capital management applications.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Joseph M. Tucci	Mr. Tucci has been Chairman of the Board of Directors of EMC since January 2006 and has been Chief Executive Officer and a Director since January 2001. He has served as President since January 2000. He also served as Chief Operating Officer from January 2000 to January 2001. Prior to joining EMC, Mr. Tucci served as Deputy Chief Executive Officer of Getronics N.V., an information technology services company, from June 1999 through December 1999 and as Chairman of the Board and Chief Executive Officer of Wang Global, an information technology services company, from December 1993 to June 1999. Mr. Tucci is also Chairman of the Board of Directors of VMware, Inc., the global leader in virtualization solutions, and a Director of Paychex, Inc., a provider of payroll, human resources and benefits outsourcing solutions.

Executive Officers

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Joseph M. Tucci	See above.

William J. Teuber, Jr.	Mr. Teuber has been EMC’s Vice Chairman since May 2006. In this role, Mr. Teuber assists EMC’s Chairman, President and Chief Executive Officer in the day-to-day management of EMC and leads EMC Customer Operations, our worldwide sales and distribution organization. Mr. Teuber served as EMC’s Vice Chairman and Chief Financial Officer from May 2006 to August 2006 and as Executive Vice President and Chief Financial Officer from November 2001 to May 2006. He served as EMC’s Senior Vice President and Chief Financial Officer from February 2000 to November 2001, as Vice President and Chief Financial Officer from February 1997 to February 2000, and as Vice President and Controller from August 1995 to February 1997. Mr. Teuber is a director of Popular, Inc., a financial holding company.

Arthur W. Coviello Jr.	Mr. Coviello has been EMC’s Executive Vice President and President of RSA, the Security Division of EMC since September 2006. Prior to joining EMC, Mr. Coviello served as Chief Executive Officer of RSA Security Inc. from January 2000 to September 2006 and as acting Chief Financial Officer of RSA Security from December 2005 to May 2006. He served as President of RSA Security from March 1999 to September 2006, Executive Vice President of RSA Security from September 1995 to March 1999, Chief Operating Officer of RSA Security from January 1997 to March 1999, and Chief Financial Officer and Treasurer of RSA Security from October 1995 to August 1997.

Paul T. Dacier	Mr. Dacier has been EMC’s Executive Vice President and General Counsel since May 2006. Mr. Dacier served as Senior Vice President and General Counsel from February 2000 to May 2006. He served as Vice President and General Counsel from February 1993 to February 2000 and as General Counsel of EMC from March 1990 to February 1993. Mr. Dacier is a director of Genesis Lease Limited, a global commercial aircraft leasing company.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Howard D. Elias	Mr. Elias has been EMC’s President, EMC Global Services and Resource Management Software Group since September 2007 and Executive Vice President since September 2003. Mr. Elias served as EMC’s Executive Vice President, Global Services and Resource Management Software Group, from May 2006 to September 2007 and served as EMC’s Executive Vice President, Global Marketing and Corporate Development from January 2006 to May 2006. He served as EMC’s Executive Vice President, Corporate Marketing, Office of Technology and New Business Development, from January 2004 to January 2006. He served as Executive Vice President, New Ventures and Office of Technology, from September 2003 to January 2004. Prior to joining EMC, Mr. Elias served as Senior Vice President of Business Management and Operations in the Enterprise Systems Group at Hewlett-Packard Company (“Hewlett-Packard”), a provider of information technology products, services and solutions for enterprise customers, from May 2003 to August 2003 and Senior Vice President and General Manager of Network Storage Solutions from May 2002 to April 2003. Prior to Hewlett-Packard’s acquisition of Compaq Computer Corporation (“Compaq”), Mr. Elias served as Senior Vice President and General Manager of Compaq’s Business Critical Server Group from January 2001 to April 2002.

David I. Goulden	Mr. Goulden has been EMC’s Executive Vice President and Chief Financial Officer since August 2006. Mr. Goulden served as EMC’s Executive Vice President, Customer Operations from April 2004 to August 2006. He served as EMC’s Executive Vice President, Customer Solutions and Marketing and New Business Development from November 2003 to April 2004 and as Executive Vice President, Global Marketing and New Business Development from July 2002 to November 2003. Prior to joining EMC, Mr. Goulden served as a member of the Board of Management, President and Chief Operating Officer for the Americas and Asia Pacific of Getronics, an information technology services company, from April 2000 to July 2002, as President and Chief Operating Officer for the Americas of Getronics from June 1999 to April 2000, and in a number of executive positions at Wang Global, an information technology services company, from September 1990 to June 1999. Mr. Goulden is a director of VMware, Inc., the global leader in virtualization solutions.

Frank M. Hauck	Mr. Hauck has been EMC’s Executive Vice President, Global Marketing and Customer Quality since May 2006. Mr. Hauck served as EMC’s Executive Vice President, Customer Quality and Services from April 2005 to May 2006. He served as EMC’s Executive Vice President, Customer Operations, from November 2001 to April 2005. Mr. Hauck served as EMC’s Executive Vice President, Global Sales and Services, from April 2001 to November 2001 and as Executive Vice President, Products and Offerings, from June 2000 to April 2001. He served as EMC’s Senior Vice President and Chief Information Officer from January 2000 to June 2000, as Senior Vice President, Business Integration, from July 1999 to January 2000, and as Senior Vice President, Customer Service, from November 1997 to July 1999. Mr. Hauck has also held a number of other executive positions since he joined EMC in 1990.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Mark S. Lewis	Mr. Lewis has been EMC’s President, EMC Content Management and Archiving Division since September 2007 and Executive Vice President since July 2002. Mr. Lewis served as EMC’s Executive Vice President, Chief Development Officer from May 2005 to September 2007. Mr. Lewis served as EMC’s Executive Vice President, EMC Software Group from July 2004 to May 2005. Mr. Lewis served as EMC’s Executive Vice President, Open Software Operations, from July 2003 to July 2004 and as Executive Vice President, New Ventures and Chief Technology Officer from July 2002 to July 2003. Prior to joining EMC, Mr. Lewis served as Vice President of Worldwide Marketing and Solutions in the Network Storage Solutions Group at Hewlett-Packard. Prior to Hewlett-Packard’s acquisition of Compaq, Mr. Lewis served as Vice President and General Manager of Compaq’s Enterprise Storage Group from January 2001 to April 2002

John T. Mollen	Mr. Mollen has been EMC’s Executive Vice President, Human Resources since May 2006. Mr. Mollen joined EMC as Senior Vice President, Human Resources in September 1999. Prior to joining EMC, he was Vice President of Human Resources with Citigroup Inc., a financial services company.

Harry L. You	Mr. You has been EMC’s Executive Vice President, Office of the Chairman since February 2008. Prior to joining EMC, Mr. You served as Chief Executive Officer of BearingPoint, Inc., a management and technology consulting firm, from March 2005 to December 2007 and as BearingPoint’s Interim Chief Financial Officer from July 2005 to October 2006. From 2004 to 2005, Mr. You was Executive Vice President and Chief Financial Officer of Oracle Corporation, a large enterprise software company, and from 2001 to 2004, he was the Chief Financial Officer of Accenture Ltd, a global management consulting, technology services and outsourcing company. Mr. You is a director of Korn/Ferry International, a global executive recruiting company.

2. Directors and Executive Officers of Envoy

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Envoy. The current business address of each director and executive officer is c/o EMC Corporation 176 South Street Hopkinton, MA 01748 and each such person is a citizen of the United States.

Directors

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Paul T. Dacier	See above.

Susan I. Permut	Ms. Permut has been EMC’s Senior Vice President and Deputy General Counsel since May 2007. Ms. Permut served as Vice President and Deputy General Counsel of EMC from April 2006 to May 2007. She served as Vice President and Assistant General Counsel from September 2002 to April 2006 and Assistant General Counsel from February 1998 to September 2002. Ms. Permut joined EMC in 1993.

Executive Officers

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Paul T. Dacier	See above.

Susan I. Permut	See above.

SCHEDULE II

THE FOLLOWING TABLE IS REPRINTED FROM THE COMPANY’S PROXY

STATEMENT ON SCHEDULE 14A FILED WITH THE SEC ON JUNE 10, 2009.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The table below sets forth certain information as of May 29, 2009, with respect to the beneficial ownership of Company common shares by each person who is known to Company, based on filings made by such person under Section 13(d) and Section 13(g) of the Exchange Act, to own beneficially more than 5% of the outstanding common shares, all the named executive officers of the Company, each person currently serving as a director of the Company, and all directors and executive officers as a group.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Data Domain, Inc., 2421 Mission College Blvd., Santa Clara, CA 95054.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders
Entities affiliated with Artis Capital Management (1)	15,258,844	24.29%
Entities affiliated with New Enterprise Associates (2)(3)	8,669,129	13.80%

Directors and Named Executive Officers
Ronald D. Bernal (2)(4)	266,616	*
Aneel Bhusri (2)(5)	2,454,045	3.90%
Ronald E.F. Codd (2)(6)	225,000	*
Reed E. Hundt (2)(7)	225,761	*
Kai Li (2)(8)	1,280,459	2.03%
Jeffrey A. Miller (2)(9)	245,696	*
Scott D. Sandell (2)(10)	8,784,129	13.96%
Frank Slootman (2)(11)	1,614,592	2.51%
Michael P. Scarpelli (2)(12)	428,817	*
Daniel R. McGee (2)(13)	286,990	*
David L. Schneider (2)(14)	407,532	*
Peter Rukavina (15)	—	*
All current directors and executive officers as a group (12 persons) (16)	16,219,637	24.55%

*	Less than 1%

(1)	Represents shared voting and dispositive power over 15,258,844 shares held by Artis Capital Management, L.P. (“Artis”), Artis Capital Management, Inc. (“Artis Inc.”) and Stuart L. Peterson, with shared voting and dispositive power over 6,105,335 of those shares held by Artis Partners 2X Ltd. (“2X”) and shared voting and dispositive power over 3,696,284 of those shares held by Artis Partners 2X (Institutional), L.P. (“QP2X”). Artis Inc. is the general partner of Artis. Mr. Peterson is the president of Artis Inc. and the controlling owner of Artis and Artis Inc. Each of Artis, Artis Inc., Mr. Peterson, 2X and QP2X disclaims beneficial ownership of the shares except to the extent of that person’s pecuniary interest therein. The address of Artis, Artis Inc., Mr. Peterson and QP2X is One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, CA 94105. The principal business address of 2X is c/o Goldman Sachs Administration Services, Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, P.O. Box 896, KY1-1103, Cayman Islands. The information regarding the beneficial ownership of Artis, Artis Inc., Mr. Peterson, 2X and QP2X is derived from a Schedule 13G/A filed on February 17, 2009, a Statement of Changes in Beneficial Ownership on Form 4 filed with the SEC on May 12, 2009.

(2)

In connection with the Company’s entry into the Merger Agreement with NetApp, the Company’s directors, executive officers and certain of their affiliates entered into voting agreements pursuant to which they agreed to, among other things, vote their shares of Company common stock in favor of the adoption of the Merger Agreement. The parties to the voting agreements hold approximately 19.8% of the Company’s outstanding common stock as of May 29, 2009. The voting agreements do not affect the ability of the parties to vote at the Annual Meeting. The parties to the voting agreements have agreed to comply with certain restrictions on the disposition of their shares, subject to the terms and conditions contained therein. Pursuant to their terms, the voting agreements will terminate at the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) the date on which the Company has received the affirmative vote of the holders of a majority of the outstanding shares of Company common stock, voting together as a single class, in favor of the adoption of the Merger Agreement, or (iii) the date on which the parties to the voting agreements have agreed in writing to terminate such agreements.

(3)	Represents 8,637,152 shares held by New Enterprise Associates 10, Limited Partnership (“NEA 10”) and 31,977 shares held by NEA Partners 10, Limited Partnership (“NEA Partners 10”). The general partner of NEA 10 is NEA Partners 10, and the individual general partners of NEA Partners 10 are M. James Barrett, Peter J. Barris, C. Richard Kramlich, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III. Each of the individual general partners of NEA Partners 10 exercises shared voting and investment power through NEA Partners 10 over the shares held by NEA 10 and NEA Partners 10, and each of the individual general partners disclaims beneficial ownership of the shares held of record by NEA 10 and NEA Partners 10 except to the extent of his individual pecuniary interest therein. The principal business address of each of NEA 10, NEA Partners 10 and Messrs. Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The principal business address of Messrs. Kramlich, Perry and Sandell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The principal business address of Messrs. Barrett and Barris is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, Maryland 20815. The information regarding the beneficial ownership of NEA 10, NEA Partners 10 and each of the individual general partners is derived from a Statement of Changes in Beneficial Ownership on Form 4 filed by NEA10 with the SEC on November 26, 2008 and a Statement of Changes in Beneficial Ownership on Form 4 filed by NEA Partners 10 with the SEC on November 26, 2008.

(4)	Represents 125,966 shares held by Ronald Daniel Bernal and Pamela Mayer Bernal as Trustees of Bernal Family Trust U/D/T 11/3/95, 25,650 shares held by Wells Fargo Bank, Trustee of SHV Profit Sharing Plan FBO Ronald D. Bernal and 115,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009. Mr. Bernal disclaims beneficial ownership of the shares held by Ronald Daniel Bernal and Pamela Mayer Bernal as Trustees of Bernal Family Trust U/D/T 11/3/95 except to the extent of his individual pecuniary interest therein.

(5)	Includes 1,712,529 shares held by Greylock XI Limited Partnership (“GXILP”), 47,819 shares held by Greylock XI-A Limited Partnership (“GXIALP”), and 195,948 shares held by Greylock XI Principals LLC (“GXIPLLC”). The general partner of GXILP and GXIALP is Greylock XI GP Limited Partnership (“GXIGPLP”). Aneel Bhusri is a Managing General Partner of GXIGPLP and may be deemed to beneficially own the shares held by GXILP, GXIALP and GXIGPLP. Mr. Bhusri is one of the members of GXIPLLC and exercises shared voting and investment power over the shares held of record by GXILP, GXIALP and GXIPLLC. Mr. Bhusri disclaims beneficial ownership of such shares except to the extent of his individual pecuniary interest therein. Also includes 382,749 shares held directly by Mr. Bhusri and 115,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009.

(6)	Represents 100,000 shares held by Ronald E. F. Codd, 10,000 shares held by The Codd Revocable Trust Dated 3/06/98, Ronald E. and Susan T. Codd, Trustees and 115,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009.

(7)

Represents 30,000 shares held by Reed E. Hundt, 761 shares held by the Charles Ross Partners Investment Fund Number 29 and 195,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009. Mr. Hundt has a pecuniary interest in shares held by Greylock XI Limited

Partnership, which is a stockholder of ours, but Mr. Hundt has no voting or investment power over the shares held by this entity. The shares set forth in the table above do not reflect shares held by this entity.

(8)	Represents 565,459 shares held directly by Kai Li, 121,467 shares held by the Kai Li Grantor Retained Annuity Trust I, 150,000 shares held by the Kai Li Grantor Retained Annuity Trust II, 200,000 shares held by the Kai Li Grantor Retained Annuity Trust III, 28,533 shares held by the Kai Li Revocable Trust dtd 12/26/07 and 215,000 shares of common stock issuable upon exercise of options exercisable within 60 days of May 29, 2009. Of the 565,459 shares held directly by Kai Li, 83,997 shares will remain subject to a lapsing right of repurchase within 60 days of May 29, 2009.

(9)	Represents 112,100 shares held by the J. Miller 2007 Grantor Retained Annuity Trust, 112,100 shares held by the K. Miller 2007 Grantor Retained Annuity Trust, 6,496 shares held by the Miller Living Trust and 15,000 shares of common stock issuable upon exercise of options exercisable within 60 days of May 29, 2009. Of the 112,100 shares held by the J. Miller 2007 Grantor Retained Annuity Trust and the 112,100 shares held by the K. Miller 2007 Grantor Retained Annuity Trust, 33,333 shares are subject to a lapsing right of repurchase within 60 days of May 29, 2009. Mr. Miller has a pecuniary interest in shares held by Greylock XI Limited Partnership, which is a stockholder of ours, but Mr. Miller has no voting or investment power over the shares held by this entity. The shares set forth in the table above do not reflect shares held by this entity.

(10)	See footnote (2) above regarding Mr. Sandell’s relationship with NEA 10. Mr. Sandell disclaims beneficial ownership of the shares held by NEA 10 and NEA Partners 10 referenced in footnote (2) above, except to the extent of his pecuniary interest therein. Also includes 115,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009.

(11)	Represents 1,602 shares of common stock held by Frank Slootman and Brenda L. Slootman, as community property, and 1,612,990 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009.

(12)	Represents 137,554 shares of common stock held by Michael P. Scarpelli and Janet L. Scarpelli, as community property with the right of survivorship, and 291,263 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009.

(13)	Represents 2,006 shares of common stock held by Daniel McGee. Also includes 284,984 shares of common stock issuable upon exercise of options exercisable within 60 days of May 29, 2009.

(14)	Represents 49,366 shares of common stock held by David Schneider and Barbara Schneider, 162,273 shares of common stock held by the Schneider 2001 Living Trust, David & Barbara Schneider Trustees, August 31, 2001, and 195,893 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009.

(15)	Mr. Rukavina departed the Company effective January 5, 2009.

(16)	Includes 3,270,130 shares of common stock issuable upon exercise of options exercisable within 60 days of May 29, 2009.

IMPORTANT

If your Shares are held in your own name, please sign, date and return the enclosed BLUE proxy card today or vote by internet, by accessing the world wide web site [                    ], or telephone, by call toll-free in the Untied States or Canada by dialing [            ].

If your shares are held in “Street-Name,” only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed BLUE proxy card to your broker or bank and contact the person responsible for your account to ensure that a BLUE proxy card is voted on your behalf.

We urge you not to sign any proxy card you may receive from the Company, even in protest.

If you have any questions or require any assistance in voting your Shares, please contact:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400

Stockholders Call Toll Free: (800) 662-5200

E-mail: emc.info@morrowco.com

SCHEDULE III

FORM OF PROXY CARD

IMPORTANT:

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD

IN THE ENCLOSED ENVELOPE

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL

FORM OF BLUE PROXY CARD

DATA DOMAIN, INC.

SOLICITATION BY EMC CORPORATION AND ENVOY MERGER CORPORATION

IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DATA DOMAIN, INC.

The undersigned, a holder of record of shares of common stock, par value $0.0001 per share (the “Shares”), of Data Domain, Inc. (the “Company”) acknowledges receipt of the Proxy Statement of EMC Corporation and Envoy Merger Corporation, dated July [    ], 2009, and the undersigned revokes all prior proxies delivered in connection with the special meeting of Stockholders of the Company to approve the Agreement and Plan of Merger, dated as of May 20, 2009, by and among NetApp, Inc., Kentucky Merger Sub One Corporation, Derby Merger Sub Two LLC and the Company, as amended on June 3, 2009 (as amended, the “NetApp Merger Agreement”) and all other matters related to the NetApp Merger Agreement including those set forth below and appoints [                    ], [                    ] and [                    ] and, or each of them, with full power of substitution, proxies for the undersigned to vote all Shares of the Company which the undersigned would be entitled to vote at the special meeting and any adjournments, postponements or reschedulings thereof, and instructs said proxies to vote as follows.

EXCEPT AS PROVIDED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED “AGAINST” EACH OF THE PROPOSALS. THIS PROXY WILL REVOKE (OR BE USED BY THE PROXIES TO REVOKE) ANY PRIOR PROXY DELIVERED IN CONNECTION WITH THE PROPOSALS LISTED ON THE REVERSE SIDE TO THE EXTENT IT IS VOTED AT THE SPECIAL MEETING AS STIPULATED BELOW.

BY EXECUTING THE BLUE CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

(continued on reverse)

EMC CORPORATION

ENVOY MERGER CORPORATION

PROXY VOTING INSTRUCTIONS

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of Data Domain, Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote:

8	Via Internet Accessing the World Wide Web site [ ] and follow the instructions to vote via the internet.

(

By Phone

Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial [            ] and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

*	By Mail Completing, dating, signing and mailing the BLUE proxy card in the postage-paid envelope included with the proxy statement.

You will need the control number printed at the top of this instruction card to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL

EMC STRONGLY RECOMMENDS A VOTE “AGAINST” EACH OF THE FOLLOWING PROPOSALS.

1.	To adopt the Agreement and Plan of Merger, dated as of May 20, 2009, as amended on June 3, 2009, by and among NetApp, Kentucky Merger Sub One Corporation, Derby Merger Sub Two LLC and Data Domain, as the agreement may be amended from time to time, which proposal is referred to as the merger proposal.

☐  AGAINST             ☐  ABSTAIN             ☐  FOR

2.	To approve the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger proposal, which proposal is referred to as the adjournment proposal.

☐  AGAINST            ☐  ABSTAIN             ☐  FOR

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS OR RESCHEDULINGS THEREOF ON BEHALF OF THE UNDERSIGNED.

Dated: , 2009

Signature of Stockholder

Signature of Stockholder (if held jointly)

Please sign exactly as your name or names appear hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.